Exhibit 10.3

Summary Terms of Director Compensation Plan

To be competitive with the director compensation plans of our peer group our Board of Directors approved an amendment, effective April 1, 2012, to our compensation plan for non-employee directors. The amended plan provides for a $40,000 annual retainer, a $2,000 ($1,000 if by telephone) meeting fee for regular board meetings attended and a $2,000 ($1,000 if by telephone) meeting fee for committee meetings attended.  The chairmen of the audit and compensation committees are entitled to receive an annual retainer of $20,000 and $6,000, respectively. Under the plan each non-employee director is entitled to receive $50,000 in unvested restricted stock upon election to the Board of Directors, which vests in equal amounts over a three year period.  Upon re-election to the Board each year, each non-employee director is entitled to receive an additional $75,000 in unvested restricted stock, which vests one year after the date of grant. The number of shares to be granted each year is determined based on the fair market value of our common stock on the date of grant. The plan also provides for reimbursement of expenses for directors in the performance of their duties, including reasonable travel expenses incurred attending meetings.  No director who is an employee of the Company will be compensated for service as a member of the Board of Directors or any committee of the Board of Directors.